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Press Release
- -For Immediate Release-

                       SECURITY CAPITAL INDUSTRIAL TRUST
                                   Announces
            Pricing of a $200 Million Long-Term Senior Debt Offering

     May 14, 1996 - Security Capital Industrial Trust (SCI) (New York Stock Exchange Symbol: SCN) announced today that it has priced a $200 million long-term, fully amortizing senior debt offering, consisting of $50 million of 8.65% notes due 2016, $100 million of 7.95% notes due 2008 and $50 million of 7.25% notes due 2002. This financing is consistent with SCI's stated strategy of having a fixed-rate, long-term, fully amortizing debt structure.

     The securities have an effective average interest cost of 8.41%, including all costs associated with the offering. The securities have a weighted average life to maturity of 10.8 years and a final maturity extending to 2016. The offering is being sole managed by J.P. Morgan Securities, Inc. Copies of the prospectus may be obtained from J.P. Morgan Securities Inc., 60 Wall Street, New York, N. Y. 10260. The shelf registration statement under which these securities are offered has previously been declared effective by the Securities and Exchange Commission.

     SCI is the largest publicly held owner and operator of industrial properties in the United States. SCI's primary objective is to achieve long-term, sustainable growth in per share cash flow. SCI expects to achieve this objective through the SCI National Operating System tm, which is committed to creating shareholder value by providing exceptional customer service. SCI's investment strategy is to acquire generic distribution facilities and develop full-service, master-planned distribution parks in metropolitan areas that demonstrate strong demographic growth and excellent industrial real estate fundamentals. At March 31, 1996, SCI had distribution properties operating or under development in 35 target markets, totaling 74.8 million square feet.

FOR MORE INFORMATION CONTACT:   K. Scott Canon
                                (800) 820-0181
                                      or
                                Gerard de Gunzburg
                                (212) 838-9292